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                                                                    Exhibit 10.7



                           PURCHASE AND SALE AGREEMENT


                                 BY AND BETWEEN


                            THE HILLSDALE GROUP, L.P.
                        A CALIFORNIA LIMITED PARTNERSHIP

                                    AS SELLER


                                       AND


                            ARV ASSISTED LIVING, INC.
                            A CALIFORNIA CORPORATION

                                    AS BUYER



                                FEBRUARY 12, 1998



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EXHIBITS

Exhibit A                    Real Properties
Exhibit A-1                  Development Agreement
Exhibit B                    Lease Agreements
Exhibit C                    Management Agreements
Exhibit D-1                  Tangible Personal Property
Exhibit D-2                  Trade names
Exhibit E                    Contracts
Exhibit F                    Excluded Assets
Exhibit G                    Allocations of Purchase Price
Exhibit H                    Loan Documents
Exhibit I                    ALTA Table A Requirements
Exhibit J                    Exceptions to Disapproved Title Matters

Exhibit K                    Notice of Sale Required by DSS
Exhibit L                    Disclosure Schedule (including employee list)
Exhibit M                    Rent Roll
Exhibit N                    Material Contracts
Exhibit O-1 to O-3           Form of Estoppel Statements
Exhibit  P                   Required Consents
Exhibit  Q                   Audit


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                           PURCHASE AND SALE AGREEMENT
                                (Hillsdale Group)


               THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is entered into on February 12, 1998 (the "Effective Date"), by and between THE HILLSDALE GROUP, L.P., a California limited partnership ("Hillsdale" or "Seller"), and ARV ASSISTED LIVING, INC., a California corporation ("Buyer").

                                    RECITALS

               A. Hillsdale owns, manages and/or leases or has the right to acquire, lease or manage certain real properties improved or to be improved with assisted living facilities and one nursing care facility and located in the States of California and Nevada.

               B. Buyer desires to purchase such properties and rights from Hillsdale and Hillsdale desires to sell such properties and rights to Buyer, on the terms and subject to the conditions contained in this Agreement.

               C. Hillsdale manages those three certain real properties improved with assisted living facilities and located in California, all as more described in that certain Purchase Agreement of even date herewith (the "270 Agreement") between 270 Center Associates, Limited Partnership ("270 Center"), as Seller, and Buyer, as buyer (the "270 Properties").

               D. Hillsdale also manages that certain real property improved with an assisted living facility located in California, all as more described in that certain Purchase Agreement of even date herewith (the "TH Group Agreement") between TH Group, Inc. ("TH Group"), as seller, and buyer (the "TH Group Properties", and together with the 270 Properties, herein called the "Outside Properties"). This Agreement, the 270 Agreement and the TH Group Agreement are sometimes collectively referred to as the "3-Agreements").

               NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, Buyer and Seller agree as follows:

1.      Purchase and Sale.

        1.1 Assets. Subject to all of the terms and conditions of this Agreement, Hillsdale agrees to sell to Buyer and Buyer agrees to purchase from Hillsdale the following (all of which are herein collectively called the "Assets"):

               1.1.1 Those certain real properties described on Exhibit A and all of Seller's right, title and interest in and to all easements, rights and privileges appurtenant thereto, including any right, title and interest of Seller in and to adjacent streets, alleys or rights of way, together with all of Seller's right title and interest in and to and all improvements, structures, equipment and fixtures currently located on or under the land (each such improved real property is herein called an "Owned Property").

               1.1.2 All of Seller's right, title and interest in and to the development agreement listed on Exhibit A-1 (such agreement is herein called the "Development Agreement," and the unimproved real property burdened by such Development Agreement is herein called the

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"Development Property") together with all other right title and interest of
Seller with respect to or relating to the Development Property.

               1.1.3 All of Seller's right, title and interest as lessee or sublessee, as the case may be, in and to the leases and subleases (together with any and all amendments and/or supplements thereto) listed on Exhibit B (each such lease or sublease is herein called a "Lease Agreement," and the improved real property burdened by such Lease Agreement is herein called a "Leased Property"), together with all other right, title and interest of Seller with respect or relating to any Leased Property, including all rights of first refusal or options to purchase with respect thereto.

               1.1.4 All of Seller's right, title and interest as manager in and to the management agreements listed on Exhibit C (each such management agreement is herein called a "Management Agreement," and the improved or unimproved real property burdened by such Management Agreement is herein called a "Managed Property"), together with all other right, title and interest of Seller with respect or relating to any Managed Property, including any partnership or other equity ownership interests therein and any and all rights of first refusal or options to purchase with respect thereto. (The Owned Properties, Leased Properties, Managed Properties, the Development Property and the Outside Properties are sometimes individually referred to herein as a "Property" and collectively as the "Properties," and the assisted living facilities or skilled nursing facility located on each Property are sometimes individually referred to herein as a "Facility" and collectively as the "Facilities.")

               1.1.5 All of Seller's right, title and interest in and to (i) all tangible personal property of any kind or nature whether located on each Property or primarily used in connection with the ownership, operation, construction, management, improvement, development or maintenance of such Property (including but not limited to all architectural and engineering plans, specifications and drawings for any existing, proposed or partially completed Facilities and those items of tangible personal property listed on Exhibit D-1), and (ii) all intangible property, if any, owned or held by Seller that pertains primarily to the ownership, operation, construction, development, management, improvement, maintenance, use or operation of each Property or Outside Property including but not limited to all transferable licenses, permits and approvals for the operation, construction, use or development of each Facility, all entitlements, all warranties, guaranties, bonds and indemnities or other coverage (other than insurance policies and proceeds thereof except to the extent provided in Section 5.3 below) relating to a Facility and in effect as of the Closing, except to the extent the foregoing applies to matters for which Seller remains liable after the Closing, all telephone numbers for telephones located at the Facilities, any right, title or interest which each Seller may have in and to any service marks, trademarks, logos or trade names owned or primarily used or employed by Hillsdale in conjunction with the operation of a Facility, specifically including the names noted on Exhibit D-2 and any derivative thereof and any trade marks related thereto and all goodwill associated with a Facility and any of the foregoing, and all original books and records relating to a Facility (except where originals are not available or must be retained by Seller for tax or regulatory purposes, in which event copies will be provided) (collectively, the "Personal Property").

               1.1.6 All of Seller's right, title and interest in and to any and all contracts and other agreements relating to a Property or Outside Property together with all supplements, amendments and modifications thereto that are listed on Exhibit E, together with any other contracts relating to a Property (whether or not listed on Exhibit E) which may be terminated by Buyer after the Closing in 30 days or less (collectively, the "Contracts"), other than Seller's right, title and interest in and to any Rejected Contracts (as defined in Section 3.3.2 below). Seller shall use reasonable efforts to list all the Contracts on Exhibit E.

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               Notwithstanding the foregoing, the Assets shall not include those items listed on Exhibit F.

        1.2 Purchase Price. The aggregate purchase price of the Assets and the Outside Properties shall be the sum of U.S.$88,000,000, which shall include the amount of any Indebtedness (as defined below) which is assumed by the Buyer at the time of the Closing (as defined in Section 2.2) and is not discharged by Buyer in connection with the Closing. Said purchase price shall be allocated among the Properties as set forth on Exhibit G. The purchase price for the Assets under this Agreement is the sum of U.S. $26,300,000 (the "Purchase Price"). Buyer and Seller acknowledge that the allocations of the Purchase Price were determined pursuant to arm's length bargaining regarding the fair market values of the Assets. Buyer and Seller hereby agree to be bound by such allocations for purposes of determining any income, gain, loss, depreciation or other deductions in respect of such Assets. Notwithstanding the foregoing, Seller and Buyer will revisit the Exhibit G allocations within sixty (60) days following the Closing and will use best efforts to agree on any necessary adjustment at such time. Buyer and Seller further agree to prepare and file all tax returns (including Form 8594, if applicable) in a manner consistent with such allocations and will not take any position contrary to such allocations in any administrative or judicial proceeding. Notwithstanding the foregoing, if the Internal Revenue Service, or some other governmental taxing authority, challenges the allocations of the Purchase Price set forth on Exhibit G in any administrative or judicial proceeding, Seller or Buyer, as the case may be, shall be allowed to settle or compromise such dispute in such manner as that party determines to be practicable, irrespective of whether such settlement is contrary to the specific terms of this Agreement regarding purchase price allocations. Seller and Buyer will cooperate to keep each other informed of any such proceeding and will use their best efforts to cooperate if any issue arises from such proceeding. Seller and Buyer agree to prepare any other financial reports in a manner substantially consistent with such allocations.

        1.3 Payment of Purchase Price. The Purchase Price shall be payable as follows: of Purchase Price

               1.3.1 On the Effective Date, Buyer shall deliver to Escrow Holder (as defined below), by wire transfer, the sum of Fourteen Million Dollars ($14,000,000.00) (the "Deposit"). If the purchase and sale contemplated by this Agreement is consummated, then the Deposit shall be credited against the Purchase Price and paid to Seller at the Closing. If the purchase and sale contemplated by this Agreement fails to occur, the Deposit shall be remitted to Seller or Buyer, as appropriate, in accordance with the provisions of this Agreement. The Escrow Holder shall be authorized to invest the Deposit in such reasonable manner as Buyer may direct (subject to Seller's reasonable approval); provided, however, that from and after March 16, 1998, the Escrow Holder shall invest the Deposit only in such manner as will allow Escrow Holder to disburse the Deposit on two (2) days' notice. Due to the magnitude of the Deposit, the parties agree that all interest or other earnings on the Deposit shall not become part of the Deposit, but shall be either applied to the Purchase Price or refunded and disbursed to Buyer regardless of the party who becomes entitled to the Deposit pursuant to any other provisions of this Agreement.

               1.3.2 Buyer shall be credited with the balance of the principal, interest and other amounts due and/or accrued as of the Closing Date (the "Indebtedness") under those certain loan agreements affecting the Owned Properties and described on Exhibit H (the "Loans"). Buyer shall assume the Indebtedness (subject to the terms of the Indebtedness) effective as of the Closing Date and Seller shall pay any fees or other lender-imposed charges relating to such assumption (the "Assumption Fees"). Notwithstanding the foregoing, if a lender's consent is required in connection with the Closing and such consent is not obtained by Closing, then Buyer shall pay the Indebtedness


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evidenced by such Loan in full at Closing (provided that, Seller shall pay any prepayment penalties) and acquire such Owned Property free and clear of the Loan.
               1.3.3 Prior to the Closing Date, Buyer shall deposit into Escrow the balance of the Purchase Price, subject to adjustment by reason of any applicable prorations and the allocation of closing costs described below. The deposit required by this Section 1.3.3 shall be made by wire transfer of federal funds or in another immediately available form.

        1.4 Woodside Terrace. Woodside Terrace Partners, a California general partnership controlled by Seller ("WTP"), owns the fee interest in the Woodside Terrace Property (the "WT Property"), which is managed by Seller under a management agreement (the "WT Management Agreement"). WTP and Seller have reached an agreement in principle to sell the WT Property, which is being renovated to include an Alzheimer's Care Unit, to Woodside Advanced Senior Care, Inc., a California nonprofit public benefit corporation (the "WT Buyer"), for $39,400,000, with Seller remaining as manager of the WT Property under a modified management agreement. The sale is subject to the WT Buyer's receipt of a loan from the City of Redwood City (the "Issuer") to be funded with the proceeds of the Issuer's Senior Living Facilities Revenue Bonds (Woodside Terrace) Series 1998. In connection with the issuance of the bonds and the sale of the WT Property (the "WT Transaction"), Seller will agree to provide a working capital loan of up to $1,250,000 to the WT Buyer (the "WT Working Capital Loan") and will receive from the WT Buyer three promissory notes (collectively, the "WT Subordinate Debt") representing the WT Buyer's subordinate obligations to pay Seller a deferred development fee and a deferred brokerage fee and to repay certain advances made by Seller to fund a portion of the costs of issuance of the bonds. A portion of the purchase price for the WT Property will be paid by delivery to WTP of the Issuer's Senior Living Facilities Revenue 1998 Note (Woodside Terrace) for $3,500,000 (the "WT Deferred Purchase Price Note"). Payments on the WT Deferred Purchase Price Note and the WT Subordinate Debt and repayment of draws on the WT Working Capital Loan will be subject to the terms and conditions of a Trust Indenture.

        Buyer has reviewed drafts of the documents which are being prepared for the WT Transaction. Assuming no significant changes from the terms and conditions set forth in those draft documents, upon satisfaction of the WT Property Sale Conditions (as defined below), Buyer shall purchase from Seller and WTP, and Seller and WTP shall sell to Buyer WTP's and Seller's rights to the WT Subordinate Debt and the WT Deferred Purchase Price Note and Buyer agrees to assume Seller's obligations under the WT Working Capital Loan (such purchased and assumed rights and obligations are herein called the "WT Rights"), for the amounts allocated to the WT Property on Exhibit G (the "WT Allocated Amounts"), upon satisfaction of the conditions to the sale of the WT Property to the WT Buyer (the "WT Property Sale Conditions").

        From and after the Effective Date, Seller and Buyer will cooperate with the WT Buyer, the Issuer and the other parties to the WT Transaction to modify all applicable documents to disclose that, at the closing of the sale of the WT Property, Buyer will replace Seller as the manager under the WT Management Agreement, as modified in connection with the WT Transaction, and as the lender under the WT Working Capital Loan. At the Closing hereunder, Buyer, Seller and WTP will establish with the Escrow Holder, under escrow instructions mutually acceptable to all parties, a separate escrow (the "WT Escrow"), into which Buyer will deposit cash in the amount of the WT Allocated Amount and Seller and WTP will deposit a duly executed assignment(s) of the WT Rights (the "WT Rights Assignment") in a mutually acceptable form. From and after the Closing, and pending satisfaction of the WT Property Sale Conditions or earlier abandonment of the WT Transaction, Seller will remain as manager under the WT Management Agreement and will be entitled to all fees payable thereunder. Upon satisfaction of the WT Property Sale Conditions, the

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Escrow Holder will distribute (i) to WTP and Seller, their respective WT
Allocated Amounts, and (ii) to Buyer, the WT Rights Assignment and the interest on the WT Allocated Amount. In the event the WT Property Sale Conditions are not satisfied on or before July 1, 1998, the Escrow Holder will return the WT Allocated Amounts, together with all interest thereon, to Buyer and the WT Rights Assignment to WTP and Seller, and all further rights and obligations of the parties to one another hereunder with respect to the WT Property shall terminate. Notwithstanding the foregoing, Buyer may, at its option and upon written notice to Seller, extend such date to no later than August 1, 1998 to allow for the WT Property Sale Conditions to be satisfied.


        1.5 Encino Hills. Hillsdale owns a leasehold interest in the Encino Hills Property (the "EH Property") under a December 1997 Lease with ADF Enterprises ("ADF"). ADF and Hillsdale have reached an agreement in principle to exchange the EH Property so that Hillsdale will acquire fee title to EH Property. ADF and Hillsdale have entered into a Transaction Agreement and an Exchange Agreement to accommodate said exchange (the "EH Transaction").

        Buyer desires to purchase Hillsdale's fee interest in the EH Property for the amount allocated to the EH Property on Exhibit G (the "EH Allocated Amount"), upon satisfaction of the conditions to the exchange of the EH Property to Hillsdale (the "EH Property Sale Conditions"), and the conveyance of the EH Property to Hillsdale (the "Conveyance") and Hillsdale desires to sell the EH Property fee interest to Buyer for the EH Allocated Amount upon satisfaction of the EH Property Sale Conditions and the Conveyance.

        At the Closing hereunder, Buyer and Hillsdale will establish with the Escrow Holder, under escrow instructions mutually acceptable to both parties, a separate escrow (the "EH Escrow") into which Buyer will deposit cash in the amount of the EH Allocated Amount. From and after the Closing, and pending satisfaction of the EH Property Sale Conditions and the Conveyance, or earlier abandonment of the EH Transaction, Hillsdale will remain as lessee of the EH Property. Upon satisfaction of the EH Property Sale Conditions and the Conveyance, the Escrow Holder will distribute to Hillsdale the EH Allocated Amount, and record and deliver to Buyer the grant deed to the EH Property. In the event the EH Property Sale Conditions are not satisfied on or before July 1, 1998, the Escrow Holder will return the EH Allocated Amount, together with all interest thereon, to Buyer and the grant deed to Hillsdale, and all further rights and obligations of the parties to each other hereunder with respect to the EH Property shall terminate. Notwithstanding the foregoing, Buyer may at its option and upon written notice to Seller, extend such date no later than August 1, 1998 to allow for the EH Property Sale Conditions to be satisfied.

2.      Opening of Escrow.

        2.1 Escrow; Escrow Holder. On the Effective Date, an escrow (the "Escrow") shall be opened with Chicago Title Company, 388 Market Street, Suite 1300, San Francisco, CA 94111 Attention: Pat Davisson, 415/788-0871 ("Escrow Holder"). (The Effective Date is also referred to herein as the "Opening of Escrow.")

        2.2 Escrow Instructions. The terms and conditions set forth in this Agreement shall constitute both an agreement between Seller and Buyer and escrow instructions for Escrow Holder. Seller and Buyer shall promptly execute and deliver to Escrow Holder any separate or additional escrow instructions requested by Escrow Holder which are consistent with the terms of this Agreement. Any separate or additional instructions shall not modify or amend the provisions of this

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Agreement unless signed by both Buyer and Seller. As used in this Agreement,
"Closing" means the consummation of the purchase and sale of Assets contemplated by this Agreement.

        2.3 Closing Date. The Closing shall occur (and Escrow shall close) on or before April 1, 1998 (the "Closing Date").

3.      Actions Pending Closing.

        3.1 Deliveries by Hillsdale.

               3.1.1 Within ten (10) days after Opening of Escrow, Hillsdale shall deliver to Buyer a copy of a current ALTA or CLTA extended coverage preliminary title report for each Owned Property and each Leased Property (each herein called a "PTR" and all collectively the "PTRs") issued by Chicago Title Company (the "Title Company") showing the condition of title to each such Property, and, to the extent available, accompanied by true, correct and legible copies of all documents referred to therein. Hillsdale shall request Title Company to prepare a plat or sketch showing all material easements affecting each such Property. Hillsdale shall provide Buyer with a copy of any existing "as-built" survey for each Owned or Leased Property (each herein called a "Survey" and all collectively the "Surveys") in Hillsdale's possession or control; provided, however, that if any such Survey meeting at least the minimum ALTA standards (including but not limited to ALTA Table A requirements set forth on Exhibit I hereto) is not available for an Owned or Leased Property or cannot be re-certified prior to the Closing to Buyer and to the Title Company to enable the issuance to Buyer of an ALTA extended coverage policy of title insurance for such Owned or Leased Property, then Buyer shall not be deemed to have received the PTR for such Owned or Leased Property for purposes of Section 3.2 below until the earlier of (i) the date Buyer obtains a Survey certified to Buyer and the Title Company meeting the above requirements for such Owned Property or Leased Property (ii) thirty (30) days after receipt of the other items described in this Section 3.1.1 for such Owned or Leased Property.

               3.1.2 Prior to the Effective Date Hillsdale has, and continuing thereafter Hillsdale shall make available to Buyer for inspection and/or copying copies of such non-privileged documents and materials that relate in any material way to a Property that are in Hillsdale's possession, including, without limitation, copies of the following documents if in Hillsdale's possession: all Contracts (including but not limited to tenant leases, Facility Admission Agreements (as defined below), service contracts, employee contracts, maintenance agreements, vendors contracts, construction contracts, architect's agreements, leasing brokerage agreements, parking agreements, consultant agreements, warranties, guaranties, title or casualty insurance policies, management contracts, bonds and all other contracts and agreements relating in any material way to each Property), together with all California Department of Social Services ("DSS") and California Department of Health Services ("DHS") annual surveys of each Property, Medicare provider reports and DHS and DSS reports or citations, in each case only relating to the period of Seller's ownership of the Property, fire marshal reports, evidence of zoning, environmental reports, governmental licenses, certificates of occupancy or other permits and approvals, existing surveys of the Property including any as-built surveys for the improvements, wetland reports, soils reports, architectural drawings, plans and specifications, engineering tests and structural or other reports prepared for each Property or each Facility (collectively, the "Reports"), and all sources of revenue and expenses (including but not limited to tax bills or assessments and utilities bills), correspondence, claims, notices and other books and records related to each Property, whether audited or unaudited (collectively, the "Records").


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        3.2 Buyer's Review of Title.

               3.2.1 Buyer shall have ten (10) days following the receipt of each PTR for an Owned Property (an "Owned PTR") and a Leased Property (a "Leased PTR"), within which to deliver to Hillsdale written notice of Buyer's disapproval of any matters materially adversely affecting title as shown on any Owned PTR ("Disapproved Exceptions") or as shown on any Leased PTR (the "Leased Disapproved Exceptions"); provided, however, Disapproved Exceptions or Leased Disapproved Exceptions shall not include the Loans to be assumed by Buyer pursuant to Section 1.3.2, those matters listed on Exhibit J or any easement, encroachment, right or other non-monetary lien that in Buyer's reasonable determination does not materially and adversely affect any Owned or Leased Property. Buyer's failure to provide such notice on or before such date shall constitute Buyer's approval of the condition of title as shown on the Owned PTRs and Leased PTRs.

               3.2.2 If Buyer timely notifies Hillsdale of its Disapproved Exceptions, Hillsdale shall remove all monetary Disapproved Exceptions from title at Closing and, subject to Section 8.1.3 below, shall use reasonable efforts to remove all non-monetary Disapproved Exceptions from title before the Closing Date. Hillsdale shall also use reasonable efforts to remove all non-monetary Leased Disapproved Exceptions from title before the Closing Date provided such efforts (i) are permitted under the applicable Lease Agreement and
(ii) do not cause Hillsdale any expense.

               3.2.3 Except for the Disapproved Exceptions, all (i) exceptions to title shown on an Owned PTRs, (ii) current installments of general and special real property taxes and assessments which are a lien not yet delinquent,
(iii) any encumbrance arising from the acts or omissions of Buyer, and (iv) exceptions to title shown on a Leased PTR (except those removed as a result of Seller's reasonable efforts) are herein called the "Permitted Exceptions."

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        3.3 Buyer's Review of the Properties, Reports, Records and Contracts.

               3.3.1 Buyer's Review of the Property. Buyer acknowledges that prior to the Effective Date Hillsdale provided Buyer with access to the Properties and to the Contracts, Reports and Records (defined in Sections 1.1.6 and 3.1.2), and that Buyer has completed its financial and market-related reviews of the Properties. On or before March 16, 1998 (the "Inspection Completion Date"), Buyer shall have (i) caused the preparation of, obtained and reviewed all such follow-up structural and mechanical engineering and environmental reports for each Property as Buyer considers reasonably necessary, and (ii) completed its review of all license transfer and other regulatory compliance matters for each Property. Hillsdale agrees to grant to Buyer, its agents, employees, representatives or contractors (collectively, "Buyer's Agents"), at Buyer's expense, the right, upon twenty-four (24) hours prior written or oral notice to Hillsdale, to enter onto the Properties solely for the purpose of conducting such reviews and inspections. Buyer shall conduct all such inspections in a reasonable manner consistent with and not likely to disturb the normal operations of Hillsdale and so as to minimize any disruption to the residents of the Properties. Such inspections may include the right to conduct such groundwater and other engineering or geological tests on the Owned Properties and Leased Properties as Buyer deems necessary; provided, however, that Hillsdale's prior consent (not to be unreasonably withheld or delayed) shall be required as to the method used and the location of any invasive tests or borings. Hillsdale shall have the right to have one or more of its representatives or agents accompany Buyer and Buyer's Agents at all times while Buyer or Buyer's Agents are on a Property. Promptly after undertaking any testing or inspection, Buyer shall restore each Property to its condition prior to any such test or inspection. Upon Hillsdale's request, Buyer shall provide Hillsdale with the results of any test, report, study or other document or information obtained by Buyer in connection with any of its inspections. Buyer shall, at its sole cost and expense, clean up any Property, in whatever manner necessary, due to any contamination or disturbance caused by Buyer or Buyer's Agents so that such Property shall be returned to as good condition as existed prior to such entry. If, after the Effective Date and on the basis of such inspections described in clauses (i) and (ii) only, Buyer discovers any matter that materially adversely affects Buyer's intended use, management, development, ownership or operation of a Property (an "Objection Item"), then on or before the Inspection Completion Date Buyer shall notify Hillsdale in writing of all such Objection Items. Buyer's failure to provide such notice on or before the Inspection Completion Date shall constitute Buyer's approval of all such matters and of the condition of each Property. All Objection Items shall be subject to
Section 8.1.3 below. Notwithstanding anything to the contrary, no matter pertaining to the Rossmoor RCFE shall be considered an Objection Item except only for the amount by which the aggregate cost of matters affecting the structural frame only for such Facility is greater than $1,500,000.

               3.3.2 Buyer's Review of the Contracts. On or before the Inspection Completion Date, Buyer shall notify Hillsdale in writing of those Contracts listed on Exhibit E (other than Material Contracts) that Buyer does not wish to assume at Closing. Hillsdale shall cause all such Contracts (other than Material Contracts) to be terminated at or after the Closing in the shortest time permissible under such Contracts, provided such Contract can be terminated in accordance with its terms, without penalty or liability to Buyer (such Contracts to be terminated are herein collectively, the "Rejected Contracts"). Without limiting any other provision of this Agreement, from and after the Closing Hillsdale shall remain solely responsible for all obligations and liability of Hillsdale under all Rejected Contracts. Buyer shall not have any responsibility or liability under any Rejected Contract from and after the Closing; provided, however, that notwithstanding the foregoing, Buyer shall assume at Closing all Facility Admission Agreements (as defined below) to which Hillsdale is a party in effect at each Property at Closing.

               3.3.3 Buyer's Indemnification Regarding Due Diligence Efforts. Buyer hereby agrees to hold harmless, protect, defend and indemnify and hereby releases each Seller under the 3-Agreements, its respective officers, directors, partners, employees, contractors, agents, subsidiaries, affiliates and its and their respective successors and assigns ("Seller Indemnitees") and each Property and each owner of a Property from and against any and all claims, demands, causes of actions, losses, liabilities, liens, encumbrances, costs or expenses (including without limitation reasonable attorneys' fees and litigation costs) arising out of, connected with or incidental to any injuries to persons (including death) or property (real or personal), or liens which attached to the Property, by reason of Buyer or Buyer's Agents' activities on such Property. This indemnity shall survive the Closing and the termination of this Agreement and shall not be limited in any way by any other terms of this Agreement.

               3.3.4 Confidentiality. Any and all information that Buyer and/or Buyer's Agents discover, obtain or generate in connection with or resulting from Buyer's Inspection and work under Section 3.3 hereof, shall be subject to the terms of that certain confidentiality agreement between Buyer and Hillsdale dated December 30, 1997 (the "Confidentiality Agreement").

        3.4 Licenses.

               (a) RCFE Licenses. With respect to each Property that is operated as an assisted-living facility, prior to the Closing, Buyer shall use diligent efforts to obtain for each Property all licenses, permits or approvals required by any governmental agency or authority with jurisdiction over such Property, so that on or as soon as possible after the Closing Date Buyer shall have all legal right and authority to operate a residential care facility for the elderly (as defined in California Health and Safety Code Sections 1569 et seq. and herein called a "RCFE") located on the Property with respect to those living units in each assisted living Facility operated as RCFE units as of the Effective Date. Buyer shall be fully responsible for and shall pay all costs and fees required to be paid in connection with the transfer or issuance of any and all licenses and permits, as well as any licenses with respect to the operation of each Property issued by the DSS, and shall pay all license application fees in connection therewith, as well as applying for and obtaining any and all new licenses, permits, certificates and/or approvals necessary or appropriate in connection with the operation of the Property and the consummation of the purchase and sale of the Assets. Buyer shall diligently prosecute its applications in accordance with the rules and procedures set forth under applicable law. At Buyer's request, Hillsdale shall cooperate with Buyer in Buyer's efforts to obtain such licenses, at no out-of-pocket cost to Hillsdale. Hillsdale shall fully comply, at its cost, with the requirements of California Health and Safety Code Section 1569.191, which requires Hillsdale to notify the DSS and each resident of the sale of a Facility promptly upon execution and delivery of this Agreement and to take certain other actions as more fully set forth therein. The form of such notices are attached hereto as Exhibit K.

               (b) SNF Licenses. With respect to the portion of the Hillsdale Manor Facility that is operated as a skilled nursing facility (the "SNF Facility"), prior to the Closing, Buyer shall use diligent efforts to obtain for each Property all licenses, permits or approvals, and/or any other licenses required by any governmental agency or authority with jurisdiction over such Property, so that on or as soon as possible after the Closing Date Buyer shall have all legal right and authority to operate a skilled nursing facility (as defined in California Health and Safety Code Sections ___ et seq. and herein called a "SNF") located on the Property. Buyer shall be fully responsible for and shall pay all costs and fees required to be paid in connection with the transfer or issuance of any and all licenses and permits, as well as any licenses with respect to the operation of each Property issued by the DHS, and shall pay all transfer and license application fees in connection therewith, as well as applying for and obtaining any and all new licenses, permits, certificates and/or approvals necessary or appropriate in connection with the operation of the Property and the consummation of the purchase and sale of the Assets. Buyer shall diligently pursue its applications in accordance with the rules and procedures set forth under applicable law. At Buyer's request, Hillsdale shall cooperate with Buyer in Buyer's efforts to obtain such licenses, at no out of pocket cost to Hillsdale.

        3.5 Access to Hillsdale's Employees. After the Effective Date, Buyer shall have the right to meet with the employees of Hillsdale who are employed directly at each Property (each such employee is herein called an "Employee"), for the purpose of introducing Buyer to such Employees and helping to ensure a smooth transition to the new ownership. Buyer agrees that such meetings will be conducted in accordance with procedures reasonably established by Seller, and that Buyer shall not use such meetings to conduct interviews or otherwise to perform evaluations of the Employees except to assess capabilities of the Employees. A representative of Hillsdale shall be present at any such meeting between Buyer and any Employee, and shall have the right to terminate any such meeting if, in such representative's reasonable opinion, such meeting is likely to have a detrimental effect on the continued operation of the Property during the period prior to the Closing Date. Buyer shall have the right to meet with the Facility manager of each Property after the Effective Date hereof (whether before or after the Inspection Completion Date) for purposes of obtaining information to assist Buyer in its due diligence review of the Property, and Hillsdale shall have the right to have a representative present at such meeting.

        3.6 Operation of Property Pending Closing. During the period from the date hereof until the Closing Date, Hillsdale shall continue to operate and maintain each Facility in the ordinary course of business and in a manner consistent with Hillsdale's past practice and will not take any action or fail to take action that would be inconsistent with this Agreement or the consummation of the Closing. Without limiting the generality of the foregoing, without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), Hillsdale shall not:

               (a) sell, assign, transfer or encumber any of the Assets or any interests therein (whether by operation of law or otherwise), except for inventory sold in the ordinary course of business; provided, however, that Hillsdale shall at all times maintain and sell inventory consistent with its past practices;

               (b) enter into any new lease, contract, agreement or other understanding relating to or affecting in any way any of the Assets, except in the ordinary course of business and consistent with past practices;

               (c) extend, amend, modify or terminate any Lease Agreement, Management Agreement or other Contract which Buyer has elected to assume as provided in Section 3.3.2 above except for non-material contracts and in the ordinary course of business (of which Seller shall give Buyer notice);

               (d) terminate the employment of any Employee other than in the ordinary course of business;

               (e) allow or permit to be done any act by which any of the policies of insurance with respect to any Property may be suspended, impaired or canceled;

               (f) fail to maintain the Assets in substantially their current state of repair, excepting normal wear and tear or fail to replace consistent with Hillsdale's past practice inoperable, worn-out or obsolete or destroyed Assets;

               (g) make any settlement or compromises with tax authorities relating to the Assets.

               (h) remove any tangible Personal Property from a Property unless it is replaced with a comparable type and equal quality and quantity as existed as of the time of such removal; or

               (i) fail to maintain in existence all licenses, permits and approvals necessary or appropriate for the ownership, operation, management, use or maintenance of any Property.

        3.7 Communications with Customers and Suppliers; Public Disclosure. Seller and Buyer shall mutually agree upon all communications with suppliers, customers and clients relating to any of the 3-Agreements and the transactions contemplated thereunder prior to the Closing Date. Prior to and after the Closing, neither party shall release to the public any information with respect to any of the 3-Agreements and the transactions contemplated thereby except as mutually approved in advance by Buyer and Seller, such approval not to be unreasonably withheld or delayed; provided however, to the extent (and only to the extent) that either Buyer or Seller is required by judicial process or by law to release any such information, such approval of the other party shall be sought but need not be obtained as a condition to such release. The provisions of the immediately preceding sentence shall survive the Closing or any termination of this Agreement.

        3.8 Employment of Seller's Employees. Except as otherwise provided in the Post-Closing Management Agreements (as defined in Section 5.10 below) effective as of the Closing Date, Buyer shall hire all Employees who are then employed by Seller at their then current wage or salary levels, and Seller shall pay all such Employees their wages or salaries to the Closing Date plus accrued vacation time. Such payment shall be treated as an expense of the applicable Property. Notwithstanding anything else herein, in no event shall Buyer assume any employee benefit obligation of Seller with respect to any Employee.

4.      Representations and Warranties.

        4.1 Representations and Warranties of Buyer. Buyer hereby represents, warrants and covenants to and agrees with Seller that each of the representations and warranties set forth below in this Section 4.1 is true in all material respects as of the Effective Date. Buyer and Seller agree that only for purposes of this Section 4 the following defined terms shall include the matters covered by such defined terms in each of the 3-Agreements: "Assets," "Owned Property(ies)," "Disclosure Schedule," "Facility," "Facility Admission Agreements," and "Material Contracts."

               4.1.1 Buyer's Investigation. Buyer acknowledges and agrees as follows: (i) except as specifically set forth in this Agreement, Seller has made no representations or warranties of any kind whatsoever, express or implied, in connection with this Agreement, the purchase of the Assets by Buyer, the physical condition of any Property or whether any Asset is appropriate for Buyer's intended use; (ii) on or prior to the Inspection Completion Date Buyer will have (or will have chosen not to have) fully investigated the Assets and all matters pertaining thereto; (iii) Buyer, in entering into this Agreement and in completing its purchase of the Assets, is relying entirely on its own investigation of the Assets and the express representations, warranties and covenants of Seller set forth herein; (iv) on or prior to the Inspection Completion Date, Buyer will be aware (or will have chosen not to be aware) of all zoning regulations, regulatory compliance, other governmental requirements, site and physical conditions, and other matters affecting the use and condition of the Assets; and (v) Buyer shall purchase the Assets in "AS IS" condition as of the Closing Date, subject to the express representations, warranties and covenants of Seller set forth herein.

               4.1.2 Buyer's Authority. Buyer has full power to execute and deliver this Agreement and all related documents, and to carry out the transactions contemplated herein. This Agreement is valid, binding and enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by creditors' rights, laws and applicable principles of equity. Each individual executing this Agreement on behalf of Buyer represents and warrants to Seller that he or she is duly authorized to do so and thereby to bind Buyer.

               4.1.3 Consents. Buyer has obtained the approval of its Board of Directors to this transaction, and is not required to obtain any other material consents or approvals to consummate the transactions contemplated in this Agreement, other than in connection with or in compliance with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"). With respect to compliance with the HSR Act, within ten (10) days after the Effective Date, Buyer shall, at its expense, make any and all filings required to be made by Buyer under the HSR Act.

               4.1.4 Litigation. To Buyer's actual knowledge there is no litigation, investigation or other proceeding pending or threatened against or relating to Buyer, its properties or business, which is material to this Agreement or which would prevent Buyer from performing its obligations hereunder, and to Buyer's actual knowledge, the transaction contemplated herein has not been challenged by any governmental agency or any other person.

               4.1.5 Availability of Funds. Buyer has available funds to pay the Purchase Price.

        4.2 Representations and Warranties of Seller. Seller hereby represents, warrants and covenants to and agrees with Buyer that except as set forth in the Disclosure Schedule attached hereto as Exhibit L, each of the representations and warranties set forth below in this Section 4.2 is true in all material respects as of the Effective Date. As used herein, the words "to Seller's actual knowledge," or other words of similar effect, shall mean the actual present knowledge of Richard Stein, CEO, Andrew Bradley, Jr., Chief Development Officer, Louis Swart, Chief Operating Officer, and Gary Collins, Vice President, Health Care Operations, after due inquiry of the Administrator/Manager of each Facility (other than Rossmore) and Gary Homan, Vice President, Finance. Seller represents and warrants that (i) such named individuals have the principal business responsibility for the collective operation of the Properties and (ii) no officers or responsible managers of Seller are more familiar with the Properties collectively than such named individuals.

               4.2.1 Seller's Authority. Seller has full power to execute and deliver this Agreement and all related documents, and to carry out the transactions contemplated herein. This Agreement is valid, binding and enforceable against Seller in accordance with its terms except as such enforceability may be limited by creditors' rights, laws and applicable principles of equity. Each individual executing this Agreement on behalf of Seller represents and warrants to Buyer that he or she is duly authorized to do so and thereby to bind Seller.

               4.2.2 Necessary Action and Consents. Seller will use diligent efforts to take all action and obtain all material consents prior to Closing necessary for it to lawfully enter into and carry out the terms of the 3-Agreements, including but not limited to any necessary filings in connection with or in compliance with the HSR Act. With respect to compliance with the HSR Act, within ten (10) days after the Effective Date, Seller shall, at its expense, make or cause to be made any and all filings required to be made by Seller (or any affiliate of Seller) under the HSR Act.

               4.2.3 Litigation. To Seller's actual knowledge there is no litigation, investigation or other proceeding pending or threatened against or relating to Seller, its properties or business, which is material to any of the Assets or to the 3-Agreements, or which would prevent any Seller under any of the 3-Agreements from performing its obligations thereunder, and to Seller's actual knowledge, the transactions contemplated by the 3-Agreements have not been challenged by any governmental agency or any other person.

               4.2.4 Books and Records. To Seller's actual knowledge, (i) all of the books and records maintained by or under the control of Hillsdale with respect to its ownership and/or operation of the Assets are true, accurate and correct in all material respects and have been made available to Buyer or Buyer's Agents for inspection on or prior to the Effective Date pursuant to
Section 3.1.2 above, and (ii) there has been no material change in the Assets from that disclosed in such books and records.

               4.2.5 Properties. At Closing, the Seller will have and will transfer good and marketable fee simple title to the Owned Assets (subject to all matters shown in the Owned PTRs). With respect to each Leased Property, at Closing (i) Seller will have and will transfer an unencumbered interest in the leasehold estate owned by the Seller with respect thereto and (ii) the Seller will enjoy peaceful and undisturbed possession of all the Leased Property subject to matters shown in the Leased PTRs and to the Contracts.

               4.2.6 The Facility Admission Agreements. Prior to or concurrently with the execution of this Agreement, Seller has made available to Buyer for copying or review copies of each of the admission agreements and/or lease agreements with the residents of each Facility on the Properties which are currently in effect (collectively the "Facility Admission Agreements"). To Seller's actual knowledge, each of the Facility Admission Agreements provided to Buyer is in full force and effect, and none of the Facility Admission Agreements has been modified or amended except as set forth in any amendment made available to Buyer. To Seller's actual knowledge, Seller is neither in default of any of its obligations under any Facility Admission Agreement nor, to Seller's actual knowledge, is there any default or any action which, with the passage of time or the giving of notice or both, would constitute a default under any Facility Admission Agreements by any of the residents who are parties thereto (other than non-payment of rent).

               4.2.7 Rent Roll. Attached hereto as Exhibit M is a true and correct rent roll as of January 31, 1998 or later date, which identifies each of the residents of each Facility on the Properties, the monthly rent currently being paid by each such resident, the date to which said rent has been paid, the amount of any security deposit and the commencement date of its Facility Admission Agreement. Seller shall update the rent roll on a monthly basis between the date hereof and the Closing Date (or more frequently if reasonably requested by Buyer), and the same shall be true, accurate and correct in all material respects as of each date the same is given, as applicable.

               4.2.8 Liens. There are no mechanics', materialmen's or similar claims or Liens presently claimed or, to Seller's actual knowledge, which will be claimed against any Owned Property or Leased Property for work performed or commenced prior to the date hereof at the request of Seller or of which Seller has knowledge.

               4.2.9 Environmental Matters. To Seller's actual knowledge, except in accordance with and in full compliance in all material respects with applicable governmental laws, regulations and requirements (collectively, the "Environmental Laws") associated with Hazardous Materials (as defined in Section
5.1 below), Seller has not released into the environment or discharged, placed or disposed of any Hazardous Materials, or caused the same to be so released into the environment or discharged, placed or disposed of at, on or under any Property. In addition, to Seller's actual knowledge: (i) no Hazardous Materials are located on any Property or in any Facility on a Property or have been released into the environment or discharged, placed or disposed of in, on or under any Property or any Facility on a Property except in accordance in all material respects with applicable Environmental Laws; (ii) no underground storage tanks are or have been located on any Owned Property; (iii) no Property has ever been used as a dump for waste material; (iv) no material claims have been made or threatened by any third party with respect to any Property relating to damage, contribution, cost recovery, compensation, loss or injury relating to any Hazardous Materials; and (v) in all material respects each Property and each Facility and their prior uses by Seller comply with all applicable Environmental Laws.

               4.2.10 Leases or Other Agreements. To Seller's actual knowledge, except for the Facility Admission Agreements, the Material Contracts, any matter shown on a Leased or Owned PTR, and other miscellaneous non-material arrangements such as leases with beauty salons, vendor machine concessions, laundry machine contracts, etc., there are no leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, granting to any person the right to purchase, use or occupy all or any portion of any Owned or Leased Property.

               4.2.11 Compliance With Law.

                        (a) To Seller's actual knowledge, operation of each Owned and Leased Facility and each Owned and Leased Property is in compliance in all material respects (or waivers have been obtained) with all currently applicable municipal, county, state and federal laws, regulations, ordinances, and orders (including, without limitation, such laws, regulations and ordinances relating to health care, the health care industry, the provision of health care services, third party reimbursement (including Medicare) (collectively, the "Health Care Laws") and the currently applicable rules, regulations and orders issued by the DHS and the DSS, herein referred to respectively as the "DHS Laws" or the "DSS Laws") and with all municipal, health, building and zoning by-laws and regulations (including, without limitation, applicable building and zoning codes) where the failure to comply therewith or to obtain a waiver therefrom could have a material adverse effect on the Owned or Leased Property or the operation of the Facility located thereon (collectively, "Currently Applicable Laws");

                        (b) To Seller's actual knowledge, there are no outstanding deficiencies or work orders of any governmental authority having jurisdiction over any Owned or Leased Property requiring conformity to any applicable statute, regulation, ordinance or by-law pertaining thereto; and

                        (c) To Seller's actual knowledge, there is no claim, requirement or demand of any agency supervising or having authority over any Facility located on any Owned or Leased Property to rework or redesign it or to provide additional furniture, fixtures or equipment so as to conform to or comply with any existing law, code or standard which has not been fully satisfied prior to the date hereof or which will not be satisfied prior to the Closing Date.

               4.2.12 No Special Assessment. To Sellers' actual knowledge, Seller has not received notice of any special assessments relating to any Owned or Leased Property or any portion thereof, and to Seller's actual knowledge, there is no pending or threatened special assessment relating thereto.

               4.2.13 Contracts. All "Material Contracts" are listed on Exhibit
N. Prior to or concurrently with the execution of this Agreement, Seller has made available to Buyer for review or copy true and correct copies of all Contracts identified or described on Exhibit N. Each of the Material Contracts is in full force and effect and none of the Material Contracts has been modified or amended except as set forth in any amendment made available to Buyer by Seller. Seller is not in default of any of its material obligations under any Material Contract nor is Seller aware of any default or any action which, with the passage of time or the giving of notice or both would constitute a default, under any Material Contract by any other party thereto. "Material Contract" as used herein shall include the Lease Agreements, Contribution Rights or Option Agreements relating to Lease Agreements, the Management Agreements, the documents referred to in Section 1.4 and the Loan Documents.

               4.2.14 Facilities. To Seller's actual knowledge, (i) the SNF Facility is duly and properly licensed to operate a SNF in compliance in all material respects with all DHS Laws, and (ii) each RCFE unit in an assisted living Facility is duly and properly licensed to operate as a RCFE in compliance in all material respects with all DSS Laws. To Seller's actual knowledge, there is no action pending or recommended by any state or federal agency having jurisdiction thereof, or any action of any other type, which would have a material adverse effect on any Facility, or Seller's business therein.

               4.2.15 Inventory. To Seller's actual knowledge, all inventories of perishable and nonperishable food, central supplies, linen, housekeeping and other supplies located at each Facility are, and shall be at the time of Closing, in sufficient condition and quantity to operate such Facility at normal capacity as required by DHS and DSS regulations.

               4.2.16 Employee Matters.

                        (a) The Disclosure Schedule sets forth a list of all of Seller's Employees located at each Property and contains a current correct and complete list of hourly wage, salary and other compensation of such Employees.

                        (b) To the actual knowledge of Seller, no collective bargaining agreement grievance is pending or threatened against Seller or any other entity with respect to the Employees. Except as set forth in the Disclosure Schedule, within the past one year, there have not to Seller's actual knowledge been any jurisdictional disputes or organizing activities by or with respect to the Employees. Seller is not a party to any collective bargaining agreement affecting the Employees or any agreement obligating Seller or Buyer to accept or impose any such agreement in connection with any of the Employees or Properties.

                        (c) Seller is not a joint employer with any other legal entity, nor does it control labor relations or operations of any other legal entity.

                        (d) Seller has no knowledge that the transactions contemplated by this Agreement will result in a significant number of departures of the Employees.

               4.2.17 [Intentionally Omitted].

               4.2.18 License Suspensions. To Seller's actual knowledge, neither Seller, nor any of the Facilities, have received any notice of, nor does the Seller have any knowledge of, any violation (or of any investigation, inspection, audit or other proceeding by any governmental entity involving allegations of any violation) of any Health Care Law involving or relating to Seller or any of the Facilities which has not been dismissed or otherwise disposed of.

               4.2.19 Operations of the SNF.

                        (a) Medicare Compliance. With respect to the SNF Facility, to the Seller's actual knowledge:

                                       (i) All material reports, documents and
notices including without limitation all Medicare cost reports required to be filed, maintained or furnished by Seller to any governmental agency by such Facility have been so filed, maintained or furnished, and all such reports, documents and notices were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) such that no liability exists with respect to such filing;

                                      (ii) Such Facility is eligible to receive
payment under Title XVIII of the Social Security Act and under Title XIX of such Act, and there are no actions, appeals or investigations pending or threatened before any entity, commission, board or agency, including an intermediary or carrier or the Administrator of the Health Care Financing Administration, with respect to any Medicare claims or reports filed by such Facility on or before the date hereof or program compliance matters, which would reasonably be expected to have a material adverse effect on the operation of the Facility;

                                     (iii) Other than regularly scheduled audits
and reviews, no validation review, peer review or program integrity review related to such Facility has been conducted by any entity, commission, board or agency in connection with the Medicare program, and no such reviews are scheduled, pending or threatened against or affecting the business; and

                                      (iv) None of Seller, or the officers,
directors or managing employees or other employees or agents of Seller engaged in any activities which are prohibited under criminal law, or are cause for civil penalties or mandatory or permissive exclusion from Medicare, or any other state health care program or federal health care program under Sections 1320a-7, 1320a-7a, 1320a-7b or 1395nn of Title ___ of the United States Code, or the regulations promulgated pursuant to such statutes or regulations or related state or local statutes.

        4.3 Reaffirmation. The representations and warranties of Buyer and Seller set forth in Sections 4.1 and 4.2 are true and correct in all material respects as of the date of this Agreement. The Closing shall constitute Buyer's and Seller's re-affirmations of those representations and warranties as of the Closing. At either party's election, however, such party may require the other party to execute a document reaffirming those representations and warranties and deliver the same to the requesting party upon the Closing. Each party shall be entitled to rely upon those representations and warranties by the other party, notwithstanding any inspection or investigation of the Property which was made or could have been made by Buyer.

        4.4 Estoppel Statements. Seller shall use best efforts (without expenditure of funds except as set forth below herein) to obtain and deliver to Buyer prior to the Closing an estoppel statement or certificate (the "Estoppels") executed by each lender under a Loan to be assumed by Buyer as provided under any of the 3-Agreements, each lessor under a Lease Agreement, the Master Lessor under the Willow Glen lease and each owner under a Management Agreement in substantially the forms attached as Exhibits O-1 - O-3 hereto, respectively and dated no more than thirty (30) days prior to the Closing; provided that, Seller need not use economic incentives (except as set forth below) or commence litigation against any such party in order to obtain any such Estoppel; and provided further, if the Closing is extended for any reason Seller shall have no obligation to obtain new Estoppels. Seller shall be required to expend up to $10,000 per Estoppel with respect to Willow Glen and Hillsdale Manor. Seller shall deliver copies of the completed Estoppels to Buyer as Seller receives the same. Buyer shall notify Seller within ten (10) days of receipt of any Estoppel if Buyer determines that such Estoppel is not acceptable to Buyer in Buyer's reasonable determination, along with the reasons for such determination. If Buyer fails to give such notice within such ten (10) day period, then any such Estoppel shall be deemed acceptable to Buyer. Unaccepted Estoppels shall be subject to Section 8.1.3 below.

5.      Additional Agreements of the Parties.

        5.1 Hazardous Material Indemnification and Waiver.

               5.1.1 Buyer, on behalf of itself, its successors, assigns and successors-in-interest, shall protect, defend, indemnify, hold harmless and hereby releases Seller Indemnitees from and against any and all liabilities, claims, demands, suits, judgments, causes of action (including, but not limited to, causes of action arising under the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq. hereinafter referred to as "CERCLA"), losses, costs, damages, injuries, penalties, enforcement actions, fines, taxes, remedial actions, removal and disposal costs, investigation and remediation costs and expenses (including but not limited to reasonable attorneys' fees, litigation, arbitration and administrative proceeding costs, expert and consultant fees and laboratory costs), sums reasonably paid in settlement of claims, whether direct or indirect known or unknown, to the extent arising out of, related in any way to, or resulting from or in connection with, in whole or in part, the presence in, on, under, or about a Property under any of the 3-Agreements of Hazardous Materials, to the extent that such Hazardous Materials, (a) become present in, on, under or about such Property during Buyer's tenure as owner, occupier or manager of such Property and such Hazardous Materials had not already been present there prior to the Closing Date, or (b) become non-compliant with applicable federal, state or local laws as a result of Buyer's acts or omissions.

               5.1.2 Seller shall protect, defend, indemnify, hold harmless, and hereby releases Buyer and its officers and directors from and against any and all liabilities, claims, demands, suits, judgments, causes of action (including, but not limited to, causes of action arising under CERCLA), losses, costs, damages, injuries, penalties, enforcement actions, fines, taxes, remedial actions, removal and disposal costs, investigation and remediation costs and expenses (including but not limited to reasonable attorneys' fees, litigation, arbitration, and administrative proceeding costs, expert and consultant fees and laboratory costs), sums reasonably paid in settlement of claims, whether direct or indirect, known or unknown, to the extent arising out of, related in any way to, or resulting from or in connection with, in whole or in part, the presence in, on, under or about a Property under any of the 3-Agreements of Hazardous Materials, to the extent that such Hazardous Materials (a) became present in, on, under or about such Property during the tenure of any Seller under any of the 3-Agreements as the owner, occupier, or manager of such Property and that as of the

Closing Date were not (or if known by the parties would not have been) in compliance with applicable federal, state, or local laws or (b) became present in, on, or under or about such Property prior to Buyer's tenure as the owner, occupier, or manager of such Property and that as of the Closing Date had become noncompliant with applicable federal, state, or local laws as a result of the acts or omissions of any Seller under any of the 3-Agreements. By way of example, Seller would not be obligated to defend Buyer against claims arising out of the presence of a Hazardous Material that became present on a Property prior to such tenure of Seller unless the same became non-compliant with applicable federal, state or local laws as a result of the acts or omissions of any Seller under any of the 3-Agreements.

               5.1.3 Further, the parties specifically agree that the indemnities provided in Sections 5.1.1 and 5.1.2 shall specifically exclude any claims for loss of good will and/or consequential damages, and each party hereby releases the other party (and the other Sellers under the 3-Agreements) and the other persons covered by the respective indemnity from and against any liability for any such excluded claims.

               5.1.4 As used herein, the term "Hazardous Material(s)" means any chemical, substance, material, controlled substance, object, condition, waste living organisms or combination thereof which is or may be hazardous to human health or safety or to the environment due to its radioactivity, ignitability, corrosivity, reactivity, explosivity, toxicity, carcinogenicity, mutagenicity, phytotoxicity, infectiousness or other harmful or potentially harmful properties or effects, including, without limitation, petroleum hydrocarbons and petroleum products, lead, asbestos, radon, polychlorinated biphenyls (PCBs) and all of those chemicals, substances, materials, controlled substances, objects, conditions, wastes, living organisms or combinations thereof which are now or become in the future listed, defined or regulated in any manner by any federal, state or local law based upon, directly or indirectly, such properties or effects.

               5.1.5 The indemnities (but not the releases) under this Section
5.1 shall expire and terminate on the fifth anniversary of the Closing Date except as to claims in litigation, or as to which written notice of a discovery of a condition that would give rise to a claim under the Indemnity has been delivered to the other party as of said fifth anniversary.

        5.2 Condemnation. If, prior to Closing, any portion of any Property shall be condemned or becomes the subject of any pending or threatened condemnation action, Seller shall promptly notify Buyer thereof. If the condemnation or the pending or threatened condemnation action relates to all or, in Buyer's reasonable opinion, a significant portion of any Property (where "significant portion" means that Buyer would be unable to operate or manage the Facility in substantially the same manner as currently being operated or managed by Seller if such portion of the Property were taken by condemnation), Buyer shall have the right to terminate the 3-Agreements and the other 3-Agreements collectively, as to all Properties thereunder on written notice to Seller delivered within five (5) business days after receipt of Seller's notice. Buyer's failure to deliver such notice within such five (5) business day period shall irrevocably constitute Buyer's election to acquire such Property. In the event Buyer exercises its termination rights hereunder, all of the 3-Agreements shall be terminated. In the event Buyer elects not to so terminate the 3-Agreements, then the 3-Agreements shall remain in full force and effect, regardless of such condemnation or threatened or pending action, and Seller shall assign to Buyer all of its rights, if any, as owner, lessee or manager of the Condemned Property, as the case may be, to any condemnation award and all claims in connection therewith, and Buyer shall have the right during the pendency of this Agreement to participate with Seller in the condemnation proceeding and, after the Closing, the sole right to negotiate and otherwise deal with the condemning authority in respect of such matter; provided, however, with respect to a Leased or

Managed Property, such right of Buyer to so negotiate and deal shall be only to the extent Seller is so permitted under the applicable Lease or Management Agreement.

        5.3 Damage or Destruction. In the event of any damage to or destruction of a Property prior to the Closing, Seller shall promptly notify Buyer thereof. If, in Buyer's reasonable opinion, all or a significant portion of the Property has been damaged (where "significant portion" means that Buyer would, because of such damage, be unable for a period greater than three (3) months to operate or manage the Facility in substantially the same manner as currently being operated or managed by Seller), Buyer shall have the right to terminate the 3-Agreements on written notice to Seller delivered within five (5) business days after receipt of Seller's notice. Buyer's failure to deliver such notice within such five (5) business day period shall irrevocably constitute Buyer's election to acquire the Properties. If Buyer exercises its termination rights hereunder, all of the 3-Agreements shall be terminated. In the event Buyer elects not to so terminate the 3-Agreements, then the 3-Agreements shall remain in full force and effect, regardless of such damage or destruction, Seller shall have no obligation to repair any such damage or destruction, Seller shall assign to Buyer all of its rights to any insurance proceeds and all claims in the connection therewith (to the extent Seller has any such right under the applicable Lease or Management Agreement with respect to a Leased or Managed Property) and with respect only to an Owned or Leased Property, Buyer shall be credited at the Closing with the deductible portion of such proceeds. Seller agrees during the period between the Effective Date and the Closing to carry rental loss insurance on the Properties covering a period of 24 months.

        5.4 Indemnification. With respect only for purposes of this Section 5.4, the following defined terms shall include the matters covered by such defined terms in each of the 3-Agreements: "Assets," "Contracts," "Properties," and "Rejected Contracts."

               5.4.1 Seller's Indemnification. From and after the Closing, Seller shall indemnify, defend and hold Buyer and Buyer Indemnitees harmless from and against any and all damage, loss or liability resulting from:

                        (a) Except as otherwise specifically provided in any of the 3-Agreements, (i) non-contractual claims of third-parties relating to the use, operation or ownership of the Assets which exist at the Closing Date, allocable to periods at or before the Closing Date, but only during the period any Seller under any of the 3-Agreements owned and operated the Assets, (ii) any obligations of Seller with respect to the Resident Deposits, (iii) breaches prior to Closing by any Seller prior to Closing prior to Closing of its obligations under any Contract assumed by Buyer, (iv) any obligations with respect to any Rejected Contract, whether allocable to a period prior to or after the Closing, (v) with respect only to the SNF Facility, any obligations with respect to patient trust funds and (vi) claims of the DHS, DSS, or other Medicare related governmental agency which exist at the Closing Date with respect to any of the Properties.

               5.4.2 Any and all damage, loss, or liability resulting from any breach by any Seller under any of the 3-Agreements of any of its representations and warranties under said 3-Agreements (subject to Section 8.1.3).

               5.4.3 For purposes of Section 5.4, an obligation shall be deemed to "exist" as of the Closing Date if it relates to an event which occurred prior to the Closing Date even if it is not asserted until after the Closing Date.

        5.5 Buyer's Indemnification. With respect only for purposes of this
Section 5.5, the following defined terms shall include the matters covered by such defined terms in each of the 3-Agreements: "Assets," "Contracts," and "Properties."

               5.5.1 From and after the Closing, Buyer shall indemnify, defend and hold each Seller under any of the 3-Agreements each and such Seller's Indemnitees harmless from and against any and all damage, loss or liability resulting from:

               5.5.2 Except as otherwise provided in this Agreement, (i) any non-contractual claims of third-parties relating to the use, operation or ownership of the Assets from and after the Closing Date, (ii) breaches by Buyer on or after Closing of its obligations under any Contract assumed by Buyer and
(iii) claims of the DHS, DSS, or other Medicare related governmental agency which arise from and after the Closing Date with respect to any of the Properties.

               5.5.3 Any and all damage, loss or liability resulting from any breach by Buyer of its representations and warranties under any of the 3-Agreements.

        5.6 Resident Security Deposits.

               5.6.1 No Transfer of Resident Security Deposits. Seller acknowledges that it is Buyer's corporate policy not to collect security deposits from residents of Buyer's existing facilities. Accordingly, on or prior to the Closing Date, Seller shall return to each resident of each Owned Property or Leased Property or Outside Property any resident security deposit made by such resident (each a "Resident Deposit") and shall deliver to Buyer on the Closing reasonable evidence that the same has occurred. Buyer shall not accept any of Seller's financial or custodial obligations with respect thereto, it being the intent and purpose of this provision that Seller will retain all fiduciary and custodial obligations with respect to said Resident Deposits and shall satisfy such obligations by returning the same to the respective residents on or prior to the Closing. In no event shall Buyer assume any such obligations nor shall Buyer be accountable to the residents and prospective residents of the Facility with respect thereto.

               5.6.2 Indemnity for Resident Security Deposits. Consistent with the foregoing, Seller will indemnify and hold Buyer and Buyer Indemnitees harmless from all liabilities, claims and demands in respect of the Resident Deposits.

        5.7 Cooperation. In connection with Buyer's assumption of the Indebtedness, Buyer agrees to provide to Seller, upon request, such reasonable financial and other information regarding Buyer as may be requested by any lender under a Loan under the Outside Agreements.

        5.8 Consents. Notwithstanding anything to the contrary in any of the 3-Agreements, any such Agreement shall not constitute an agreement to assign or transfer any contract, lease, permit, license or other agreement if any such assignment or transfer would constitute a breach or violation under such contract, lease, permit, license or other agreement or adversely affect the rights of Buyer or Seller thereunder, and any such transfer or assignment that requires the consent or approval of a third party shall be made subject to such consent or approval being obtained. Seller shall use diligent efforts to obtain such material approvals and consents as are required to sell and assign the Assets under each of the 3-Agreements to Buyer; provided, however, that each party shall make such necessary filings required to be made by such party under the HSR Act as provided in Sections 4.1.3 and 4.2.2 above and shall cooperate fully with the other party for such purpose. If required, the applicable filing or application fee which is payable under the HSR Act shall be paid by Buyer. If any such consent or approval other than a consent or approval listed on Exhibit P (such Exhibit P consents are herein called the "Consents") is not obtained on or prior to the Closing Date, the parties shall close the transactions contemplated hereby except for such matters requiring consent notwithstanding that such consent or approval has not been obtained, and Seller shall continue to use diligent efforts to obtain any such approval or consent after the Closing Date until such time as such consent or approval has been obtained, and Seller shall cooperate with Buyer in any lawful and economically feasible arrangement to provide that Buyer shall receive the Assets under each of the 3-Agreements.

        5.9 8-K and Audit Requirements. Seller covenants and agrees that commencing upon the Effective Date and continuing for ninety (90) days after the Closing Date, Seller shall comply with the provisions of Exhibit Q. The foregoing covenant shall survive the Closing for the period stated herein and shall be specifically enforceable by Buyer. Buyer shall use best efforts to minimize any operational disruption caused by this provision.

        5.10 RCFE and SNF Operating Arrangements. At the Closing, Buyer and Seller shall enter into agreements on terms reasonably satisfactory to both parties (collectively, the "Post-Closing Operating Management or Lease Agreements") whereby Seller agrees to manage some or all of the Facilities for Buyer after the Closing. Said agreements shall terminate on May 31 and shall provide for a management fee of $167,000 per month. Facility level Employees shall remain in the employ of Seller until the management of each such Facility is transferred to Buyer whereupon Buyer shall hire said Employees.

        5.11 Licensing Arrangements. At the Closing, Buyer and Seller shall enter into agreements on terms reasonably satisfactory to both parties (collectively, the "Licensing Agreements") whereby Seller agrees to allow Buyer to operate the Facilities under authority of Seller's regulatory licenses. Said agreements shall terminate at the six month anniversary of the Closing; provided that, Buyer shall have the option to renew each Licensing Agreement on a Facility by Facility basis for a license fee of $10,000 per month per Facility, for a maximum of six additional months.

        5.12 Outside Agreements. Seller hereby agrees to cause 270 Center and TH Group to execute their respective Outside Agreements effective as of the Effective Date.

6.      Conditions To Closing.

        6.1 Representations and Warranties. Subject to the provisions of Section 8 below, the obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or written waiver, on or before the Closing Date, of each of the following conditions:

               6.1.1 Representations and Warranties. Each of the representations and warranties made by each Seller under its 3-Agreement (including all Exhibits and Schedules thereto), shall be true and correct in all material respects on the date made and as of the Closing Date.

               6.1.2 Performance. With respect to agreements, covenants, and obligations contained in any of the 3-Agreements and required to be performed or complied with by the Seller thereto on or prior to the Closing Date, such Seller shall have performed or complied with, in all material respects, such agreements, covenants and obligations, except where such failure to perform shall not have a material adverse effect.

               6.1.3 Governmental Approvals and Filings. All approvals and all declarations, filings and registrations with government agencies required to consummate the transactions contemplated by each of the 3-Agreements [including but not limited to approvals required under the HSR Act (or the expiration of the required waiting period) but specifically excluding licenses, permits or other approvals required from the DHS or the DSS in connection with the operation of the RCFE Units and the SNF Facility], shall have been obtained or made, and shall be in full force and effect, except where failure to obtain or make such an approval, declaration, filing or registration does not have a material adverse effect.

               6.1.4 Third Party Consents. All Consents shall have been obtained or given and shall be in full force and effect.

               6.1.5 No Injunction. There shall not be in effect any preliminary or permanent injunction or other order issued by any state or federal court which prevents the transactions contemplated by any of the 3-Agreements and no proceedings with respect to any such injunction or order shall be pending.

               6.1.6 Title Insurance. Title Company shall be in a position to issue the Title Policy as provided in Section 7.6 below with respect to the Owned Properties and the Leased Properties, and Title Policies with respect to the Outside Properties as required by the Outside Agreements.

               6.1.7 Concurrent Closings. The transaction contemplated by the 270 Agreement, and the transactions contemplated under the TH Group Agreement shall be closed concurrently with the Closing.

        6.2 Conditions to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or written waiver, on or before the Closing Date, of each of the following conditions:

               6.2.1 Representations and Warranties. Each of the representations and warranties made by Buyer in each of the 3-Agreements shall be true and correct in all material respects on the date made and as of the Closing Date.

               6.2.2 Performance. With respect to agreements, covenants and obligations in any of the 3-Agreements required to be performed or complied with by Buyer on or prior to the Closing Date, Buyer shall have performed or complied with, in all material respects, such agreements, covenants and obligations, except where such failure to perform shall not have a material adverse effect.

               6.2.3 Governmental Approvals and Filings. All approvals and all declarations, filings and registrations with government agencies required to consummate the transactions contemplated by each of the 3-Agreements [including but not limited to approvals required under the HSR Act (or the expiration of the required waiting period) but specifically excluding licenses, permits or other approvals required from the DHS or the DSS in connection with the operation of the RCFE Units and the SNF Facility] shall have been obtained or made, and shall be in full force and effect, except where failure to obtain or make such an approval, declaration, filing or registration does not have a material adverse effect.

               6.2.4 Third Party Consents. All Consents shall have been obtained or given and shall be in full force and effect.

               6.2.5 No Injunction. There shall not be in effect any preliminary or permanent injunction or other order issued by any state or federal court which prevents the transactions contemplated by any of the 3-Agreements, and no proceedings with respect to any such injunction or order shall be pending.

               6.2.6 Execution of Documents and Deliveries. The agreements and funds required to be executed and/or delivered by Buyer under any of the 3-Agreements shall have been duly executed and delivered at the Closing.

               6.2.7 Concurrent Closings. The transaction contemplated by the 270 Agreement, and the transaction contemplated under the TH Group Agreement shall be closed concurrently with the Closing.

7.      Closing.

        7.1 Deposits into Escrow.

               7.1.1 Deposits by Seller. At least one (1) business day prior to the Closing Date, Seller shall deposit into Escrow:

                        (a) Grant deeds conveying fee simple title to each Owned Property to Buyer (the "Deeds") on the Title Company's form and reasonably acceptable to Buyer and recordable assignments assigning Seller's interests in and to the leasehold estates created by each Lease Agreement in form reasonably acceptable to Buyer, in all cases subject only to the Permitted Exceptions (defined in Section 3.2.3). Evidence of delivery of such title to the Owned Properties and assignments of the leasehold estates created by the Lease Agreements, as applicable, shall be issuance by Title Company of an ALTA Extended Coverage Policy of Title Insurance (1992) covering each Owned Property and the tenant's leasehold interest in each Leased Property, in the amount of the Purchase Price allocated for each such Owned Property or Leased Property as shown on Exhibit G, insuring Buyer as the owner or tenant of each applicable Property as of the Closing Date, subject only to the Permitted Exceptions in each case (collectively, the Title Policy"); provided that, Seller shall pay only the cost of a standard coverage owner's or lessee's policy and Buyer shall pay the excess premium required in each case.

                        (b) An affidavit or qualifying statement which satisfies the requirements of Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Non-Foreign Affidavit").

                        (c) A Withholding Exemption Certificate on Form 590, or if Seller is a non-California resident, a certificate issued by the California Franchise Tax Board, pursuant to the Revenue and Taxation Code Sections 18805 and 2613 1, stating either the amount of withholding required from Seller's proceeds or that Seller is exempt from such withholding requirement (the "Withholding Certificate").

                        (d) The document required by Section 4.3, if required by Buyer.

                        (e) The Estoppels received under Section 4.4 and the Required Consents.

                        (f) The Post-Closing Operating Management or Lease Agreements.

                        (g) The Post-Closing License Agreements.

                        (h) A counterpart original of a Bill of Sale ("Bill of Sale"), duly executed by Seller, assigning and conveying to Buyer all of Seller's right, title and interest in and to the Personal Property for each Property (and shall include, as an exhibit thereto, a list of the furniture, fixtures and equipment owned by Seller for each Property, to the extent reasonably obtainable), and reasonably satisfactory in form and substance to each party.

                        (i) A counterpart original of an Assignment and Assumption Agreement (the "Assignment and Assumption Agreement"), duly executed by Seller, assigning all of Seller's right, title and interest in and to the Contracts affecting each Property (other than the Lease Agreements) and the Facility Admission Agreements, and reasonably satisfactory in form and substance to each party.

                        (j) A Rent Roll in the form of Exhibit M, dated as close to the Closing Date as is reasonably possible, certified by Seller to be true and correct to Seller's actual knowledge as of the date shown therein.

               7.1.2 Deposits by Buyer. Except as otherwise provided herein, at least one (1) business day prior to the Closing Date, Buyer shall deposit into
Escrow:

                        (a) Funds in accordance with the provisions of Section 1.3.

                        (b) The document required by Section 4.3, if required by Seller.

                        (c) The Post-Closing Management or Lease Agreements.

                        (d) The Post-Closing License Agreements.

                        (e) A counterpart original of the Assignment and Assumption Agreement, duly executed by Buyer, assuming all of Seller's obligations in and to the Contracts affecting each Property (other than the Lease Agreements) and the Facility Admission Agreements, and reasonably satisfactory in form and substance to each party.

               7.1.3 Other Deposits. Seller and Buyer shall each deposit such other instruments, duly executed and acknowledged or notarized where appropriate, and funds as are reasonably required by Escrow Holder or otherwise required to close Escrow and consummate the sale and transfer of the Assets in accordance with the terms of this Agreement and to issue the Title Policy (including but not limited to any owner's or lessee's affidavit reasonably required by Title Company in connection therewith).

        7.2 Prorations.

               7.2.1 Prorated Items. The following prorations shall be made as of 12:01 a.m. on the day the Closing occurs on the basis of a 365-day year. At least five (5) business days prior to the Closing Date, Escrow Holder shall deliver to Seller and Buyer a tentative closing and proration schedule setting forth a preliminary determination of all closing costs described below and the following prorations:

                        (a) Rentals, prepaid rentals and prepaid payments for each Owned and Leased Property, and such payments on any approved sublease of a Leased Property, together with any and all accrued interest thereon (collectively, "Rent") shall be prorated on the basis that Buyer shall receive a credit for all Rent which Seller has actually received before the Closing which is allocable to the period after the Closing. Buyer shall be obligated to use reasonable efforts to pursue for the benefit of Seller the collection of Rent not received as of the Closing which is allocable to the period prior to the Closing. Buyer shall also cooperate with Seller in Seller's efforts to collect such Rent. Seller shall be entitled to any such Rent collected after the Closing if and when received by either Buyer or Seller to the extent such payment specifically indicates that it is for a period prior to Closing; provided, however, as to Rent from self-pay private pay patients and residents only, whether or not designated as for a period prior to Closing, Buyer shall first be entitled to apply such rent to any post-closing current or delinquent Rent of such patients or residents and to deduct therefrom any reasonable third-party costs incurred by Buyer in collection thereof.

                        (b) Rents owing by Seller under any Lease Agreement for a Leased Property shall be prorated as of the Closing Date; provided however, rent owed by Seller for the Leased Property known as Willow Glen Villa will be prorated on the basis of a rent statement mutually approved by Buyer and Seller.

                        (c) All Medicare reimbursements, payor reimbursements, provider payments and other accounts receivable relating to the period prior to the Closing shall belong to Seller. Buyer shall assist Seller in the billing and collection of such reimbursements, payments and receivables, and shall promptly remit to Seller any funds collected or received for the account of Seller including a copy of the remittance advice, if any. Such assistance shall include, if necessary, providing copies of records requested by governmental agencies or other payors and meeting with such agencies and payors. Seller shall reimburse Buyer for any reasonable third party costs incurred by Buyer in connection with providing such assistance.

                        (d) Real estate taxes and assessments shall be prorated as of the Closing on the basis of the most recent tax statement for each Owned and Leased Property.

                        (e) All utility charges, costs of maintenance, and other items of expense for each Owned and Leased Property shall be prorated as of the Closing on the basis of schedules prepared by Seller for that purpose and reasonably approved by Buyer, with post-closing adjustments made between Seller and Buyer by cash payment upon demand to the party entitled thereto.

                        (f) The management fee under the Management Agreement for each Managed Property shall be prorated as of the Closing.

                        (g) For purposes of calculating prorations under this
Section 7.2, except as otherwise set forth herein, all items of income and expenses for the period prior to the Closing Date will be for the account of Seller, and all items of income and expense for the period on and after the Closing Date will be for the account of Buyer.

                        (h) All other items customarily prorated as of the Closing Date in similar transactions shall be calculated by Escrow Holder on the basis of information obtained by Escrow Holder or provided by Seller or Buyer at the request of Escrow Holder, in accordance with Escrow Holder's normal policies and practices.

        7.3 Payment of Closing Costs.

               7.3.1 Closing Costs Borne by Seller. Seller shall bear and Escrow Holder shall discharge on Seller's behalf out of the sums payable to Seller hereunder one-half (1/2) of Escrow Holder's fee, the portion of the costs associated with the standard coverage premium for each Title Policy for each Owned Property and Leased Property in the amount of the allocated Purchase Price for such Properties, the cost of any existing Surveys as provided in Section 3.1.1, the documentary transfer tax, if any, required in connection with the transfer of the Owned Properties to Buyer, the sums necessary to obtain and the cost of recording any reconveyance required by this Agreement, any prepayment or other charges arising from the prepayment by Seller of any Indebtedness where a required lender's consent to the transfer could not be obtained (as provided in Section 1.3.2), any transfer taxes, assumption fees or other charges arising as a result of the assumption of the Indebtedness by Buyer, and any additional costs and charges customarily charged to sellers in transactions of this type in accordance with common escrow practices in the county in which each Owned Property or Leased Property is located.

               7.3.2 Closing Costs Borne by Buyer. Buyer shall deposit with Escrow Holder, at least one (1) day prior to Closing, for disbursement by Escrow Holder, one-half (1/2) of Escrow Holder's fee, all costs and expenses of the Title Policy for each Owned Property or Leased Property in excess of the premium to be borne by Seller (including, without limitation, any additional premium charged for any extended coverage policy or endorsements requested by Buyer and the cost of updating or re-certifying any existing Survey or obtaining any New Survey as provided in Section 3.1.1 which may be required by the Title Company in connection therewith), all sales and use taxes, if any, required in connection with the transfer of the Personal Property to Buyer resulting from its purchase of the Owned and Leased Properties, the recording fees, if any, required in connection with the transfer of the Owned Properties to Buyer, the HSR Act filing fees, and any additional charges customarily charged to buyers in transactions of this type in accordance with common escrow practices in the county in which each Owned Property or Leased Property is located.

        7.4 Closing of Escrow.

               7.4.1 Escrow Holder shall hold the Closing on the Closing Date if: (i) it has received in a timely manner all the funds and materials required to be delivered into Escrow by Buyer and Seller; and (ii) it has received assurances satisfactory to Escrow Holder that, effective as of the Closing, the Title Company will issue to Buyer the standard or extended Title Policies, as applicable pursuant to Section 7.6, with respect to each Owned and Leased Property.

               7.4.2 To Close the Escrow, Escrow Holder shall:

                        (a) Cause the Deeds to be recorded and thereafter mailed to Buyer, and deliver to Buyer duly executed originals of the Bill of Sale, Assignment and Assumption Agreement, the Estoppels, the Required Consents, the Post-Closing Operating Management or Lease Agreements, the Post-Closing License Agreements, the Non-Foreign Affidavit and Withholding Certificate, the certified Rent Roll and the accrued interest on the Deposit; and

                        (b) Deliver to Seller duly executed originals of the Assignment and Assumption Agreement and the Post-Closing Management or Lease Agreement, and, by wire transfer, federal funds in the amount of the Purchase Price plus or less any net debit or credit to Seller by reason of the prorations and allocations of closing costs provided for in this Agreement.

               7.4.3 Pursuant to Section 6045 of the Internal Revenue Code, Escrow Holder shall be designated the closing agent hereunder and shall be solely responsible for complying with the tax reform act of 1986 with regard to reporting all settlement information to the Internal Revenue Service.

        7.5 Possession. Possession of the Assets (including all keys, lock combinations and similar items to gain access thereto) shall be delivered to Buyer effective as of 12:01 a.m. on the Closing Date.

        7.6 Title Insurance. At Closing, Title Company shall issue, or re-issue with such endorsements as may be required in connection with the assignment of the Assets, an ALTA Extended Coverage Policy of Title Insurance (1992) covering each Owned Property subject only to the Permitted Exceptions in each case (collectively, the "Title Policy") and the tenant's leasehold interest in each Leased Property, in the amount of the Purchase Price allocated for each such Owned Property or Leased Property as shown on Exhibit G, insuring Buyer's interest in or as the owner or tenant of each applicable Property as of the Closing Date; provided, that Seller shall pay only the cost of a standard coverage owner's policy for each Owned Property and each Leased Property (to the extent obtainable) and Buyer shall pay the excess premium required for each Owned Property and the entire premium for each Leased Property. Notwithstanding the foregoing, if for any reason a Title Policy cannot be obtained for any Leased Property, said failure shall not prevent the Closing from occurring or otherwise affect the parties hereto.

8.      Termination; Remedies.

        8.1 Right to Terminate.

               8.1.1 Termination Rights. Subject to the provisions of Section 8.1.3, this Agreement may be terminated at any time after April 30, 1998 (or if applicable such later date on which the ten (10) business day cure period referred to in Section 8.1.2 shall have expired), if the Closing has not occurred by such date (or such later date if applicable), time being of the essence:

                        (a) By the mutual written agreement of the parties;

                        (b) By Buyer, if any condition set forth in Section 6.1 has not been satisfied;

                        (c) By Seller, if any condition set forth in Section 6.2 has not been satisfied.

               8.1.2 Notice and Cure. If Buyer desires to terminate this Agreement pursuant to Section 8.1.1(b) due to the breach by Seller of any of its warranties, representations, covenants, agreements or obligations hereunder, or if Seller desires to terminate this Agreement pursuant to Section 8.1.1(c) due to the breach by Buyer of any of its warranties, representations, covenants, agreements or obligations hereunder, then such terminating party or parties shall first give written notice to the breaching party or parties and the breaching party or parties shall have ten (10) business days to cure such breach (time being of the essence).

               8.1.3 Default by Seller; Change in Circumstances. Notwithstanding anything to the contrary contained in this Agreement, (i) if Seller fails to disclose one or more matters which were required to be disclosed in the Disclosure Schedule or if a change in circumstances occurs after the Effective Date, where, in either event, any of Seller's representations and warranties in Section 4 of this Agreement will not be accurate in any material respect as of the Closing Date, or (ii) if Seller materially breaches any of its warranties, representations, covenants, agreements and obligations hereunder and fails to cure such breach within the ten business day period provided for in Section 8.1.2 above, or (iii) if Buyer has timely notified Seller of a Disapproved Exception under Section 3.2.1 above and such Disapproved Exception will not be removed by Closing, or (iv) if Buyer has timely notified Seller of any Objection Item under Section 3.3.1 above or of any Unacceptable Estoppel under Section 4.4 above and such Objection Item or Unacceptable Estoppel will not be removed or cured by Closing (the matters described in the foregoing clauses (i)-(iv) are collectively called the "Problems" and, together with the Problems described in Section 8.1.2 of the 270 Agreement and of the TH Group Agreement, are herein collectively called the "Aggregate Problems"), then:

                        (a) if the cost to remedy the Aggregate Problems plus the adverse impact on the value of the Assets (as mutually agreed by Buyer and Seller) caused by any Aggregate Problems arising out of any violation of any Environmental Law that cannot be remedied by the expenditure of money (the "Value Impact") does not exceed $500,000 in the aggregate, then Buyer shall nonetheless be required to close the transactions contemplated by the 3-Agreements (provided that the conditions to Buyer's obligation to close set forth in Sections 6.1.3-6.1.6 are otherwise satisfied in all material respects), in which case Buyer shall be deemed to have waived the Aggregate Problems; and

                        (b) if the cost to remedy the Aggregate Problems plus the Value Impact exceeds $500,000 in the aggregate, and Seller elects to reduce the Purchase Price of the Properties (including the Outside Properties) by the amount by which such damages exceed $500,000, then Buyer shall nonetheless be required to close the transactions contemplated by the 3-Agreements (provided that the conditions to Buyer's obligation to close set forth in Sections 6.1.3-6.1.6 of such Agreements are otherwise satisfied in all material respects), in which case Buyer shall be deemed to have waived the Aggregate Problems, and

                        (c) if the cost to remedy the Aggregate Problems plus the Value Impact exceeds $500,000 in the aggregate, and Seller is not willing to reduce the Purchase Price of the Properties (including the Outside Properties) by the amount by which such damages exceed $500,000, then Buyer's sole remedy shall be to terminate the 3-Agreements by written notice to Seller given within five (5) days after notice by Seller of Seller's election whether or not it will credit Buyer for such amount. If Buyer so terminates the 3-Agreements, the Deposit and all interest accrued thereon shall be returned to Buyer. Buyer's failure to respond within such 5-day period shall be deemed to constitute Buyer's election to so terminate the 3-Agreements.

               Each of Seller and Buyer shall notify the other in writing of any matter which such party reasonably believes constitutes an Aggregate Problem or a value Impact within five (5) days of such party's determination that the Aggregate Problem or a Value Impact exists (each, a "Problem Notice"). Each Problem Notice shall specify in reasonable detail the nature of the matter and the Seller's or Buyer's (as applicable) determination of the cost to remedy the Aggregate Problems plus the Value Impact, if any. If Buyer and Seller disagree on whether the cost to remedy all Aggregate Problems plus the Value Impact specified in Problem Notices equals or exceeds $500,000, then Buyer and Seller shall use best efforts to select an independent arbitrator to resolve the dispute. If Buyer and Seller fail to select a mutually agreed arbitrator within five days after either Buyer or Seller first proposes an arbitrator, then Buyer and Seller shall each propose an arbitrator within such five day period and the two arbitrators so proposed shall select a third person to serve as the sole arbitrator. The sole arbitrator shall have not less than five years of experience in the relevant subject areas involved in the Aggregate Problems and/or Value Impact. The sole arbitrator shall independently determine the total cost to remedy the Aggregate Problems plus the Value Impact, if any (the "Final Cost"). If the Final Cost is closer to the Seller's determination of the total cost to remedy the Aggregate Problems plus the Value Impact (the "Seller's Number"), then the Seller's Number shall be used for all purposes in this Section 8.1.3. Likewise, if the Final Cost is closer to the Buyer's determination of the total cost to remedy the Aggregate Problems plus the Value Impact (the "Buyer's Number"), then the Buyer's Number shall be used for all purposes in this Section 8.1.3.

        8.2 Rights on Breach. If this Agreement is terminated pursuant to
Section 8.1, all liabilities and obligations of the parties under this Agreement shall terminate, except as follows:

               8.2.1 Buyer's Breach. SUBJECT TO SECTION 8.1.3, IN THE EVENT OF TERMINATION BY SELLER PURSUANT TO SECTION 8.1.1(c), DUE TO THE MATERIAL BREACH BY BUYER OF ANY OF ITS WARRANTIES, REPRESENTATIONS, COVENANTS, AGREEMENTS OR OBLIGATIONS HEREUNDER, THE ESCROW AGENT SHALL PAY TO SELLER THE DEPOSIT (EXCLUDING INTEREST ACCRUED THEREON), WHICH DEPOSIT SHALL BE RETAINED BY SELLER AS LIQUIDATED DAMAGES, AND NOT AS A PENALTY, TOGETHER WITH REASONABLE FEES AND DISBURSEMENTS OF ATTORNEYS INCURRED BY SELLERS IN ENFORCING THIS SECTION 8.2.1), AND THE COLLECTION OF SUCH AMOUNT SHALL BE IN LIEU OF ANY AND ALL OTHER REMEDIES WHICH ARE OR MAY BE AVAILABLE TO SELLER AT LAW OR IN EQUITY.

                        INITIAL:  /s/ MHS            INITIAL:  /s/ SMM
                                  -------                      -------

               8.2.2 Seller's Failure to Convey. In the event the conveyance of the Assets does not occur solely because of a material breach by Seller of its obligation to convey the Assets under this Agreement or under any of the other 3-Agreements, then Buyer shall be entitled, in addition to any other remedy available at law, to seek enforcement of the 3-Agreements by a decree of specific performance requiring Seller to convey the Assets to Buyer in accordance with the 3-Agreements.

        8.3 Cross Default. Notwithstanding anything to the contrary, (a) the termination (without Closing) of the transaction under any of the 3-Agreements shall cause the termination of this Agreement, (b) the material breach by Seller under any of the 3-Agreements giving rise to a claim for specific performance by Buyer shall constitute a default by Seller under all of the 3-Agreements and (c) the material breach by Buyer under any of the 3-Agreements giving rise to a claim for liquidated damages by Seller shall constitute the default by Buyer of all of the 3-Agreements.

9.      General Provisions.

        9.1 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument.

        9.2 Entire Agreement. This Agreement and the Confidentiality Agreement and the Outside Agreements contains the entire integrated agreement between the parties respecting the subject matter of this Agreement and supersedes all prior understandings and agreements, whether oral or in writing, between the parties respecting the subject matter of this Agreement. There are no representations, agreements, arrangements or understandings, oral or in writing, between or among the parties to this Agreement relating to the subject matter of this Agreement which are not fully expressed in this Agreement and the Confidentiality Agreement and the Outside Agreements. The terms of this Agreement and the Confidentiality Agreement and the Outside Agreements are intended by the parties as a final expression of their agreement with respect to those terms and they may not be contradicted by evidence of any prior agreement or of any contemporaneous agreement. The parties further intend that this Agreement and the Confidentiality Agreement and the Outside Agreements constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever other than the Confidentiality Agreement and the Outside Agreements may be introduced in any judicial proceeding involving this Agreement.

        9.3 Legal Advice, Neutral Interpretation; Headings. Each party has received independent legal advice from its attorneys with respect to the advisability of executing this Agreement and the meaning of the provisions hereof. The provisions of this Agreement shall be construed as to their fair meaning, and not for or against any party based upon any attribution to such party as the source of the language in question. Headings used in this Agreement are for convenience of reference only and shall not be used in construing this Agreement.

        9.4 Choice of Law. This Agreement shall be governed by the laws of the State of California.

        9.5 Severability. If any term, covenant, condition or provision of this Agreement, or the application thereof to any person or circumstance, shall to any extent be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, covenants, conditions or provisions of this Agreement, or the application thereof to any person or circumstance, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.

        9.6 Waiver of Covenants, Conditions or Remedies. The waiver by one party of the performance of any covenant, condition or promise under this Agreement shall not invalidate this Agreement nor shall it be considered a waiver by it of any other covenant, condition or promise under this Agreement. The waiver by either or both parties of the time for performing any act under this Agreement shall not constitute a waiver of the time for performing any other act or an identical act required to be performed at a later time. The exercise of any remedy provided in this Agreement shall not be a waiver of any consistent remedy provided by law, and the provision in this Agreement for any remedy shall not exclude other consistent remedies unless they are expressly excluded.

        9.7 Exhibits. All exhibits to which reference is made in this Agreement and which are attached hereto are deemed incorporated in this Agreement.

        9.8 Amendment. This Agreement may be amended at any time by the written agreement of Buyer and Seller. All amendments, changes, revisions and discharges of this Agreement, in whole or in part, and from time to time, shall be binding upon the parties despite any lack of legal consideration, so long as the same shall be in writing and executed by the parties hereto.

        9.9 Relationship of Parties. The parties agree that their relationship is that of seller and buyer, and that nothing contained herein shall constitute either party the agent or legal representative of the other for any purpose whatsoever, nor shall this Agreement be deemed to create any form of business organization between the parties hereto, nor is either party granted any right or authority to assume or create any obligation or responsibility on behalf of the other party, nor shall either party be in any way liable for any debt of the other.

        9.10 No Third Party Benefit. Except as to the parties to the Outside Agreements, this Agreement is intended to benefit only the parties hereto and no other person or entity has or shall acquire any rights hereunder.

        9.11 Time of the Essence. Time shall be of the essence as to all dates and times of performance, whether contained herein or contained in any escrow instructions to be executed pursuant to this Agreement, and all escrow instructions shall contain a provision to this effect.

        9.12 Further Acts. Each party agrees to perform any further acts and to execute, acknowledge and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

        9.13 Recordation, Actions to Clear Title. Buyer shall not record this Agreement, any memorandum of this Agreement, any assignment of this Agreement or any other document which would cause a cloud on the title to any of the Properties. If Buyer fails to complete its purchase of the Assets for any reason, or if this Agreement shall terminate for any reason not due to Seller's default hereunder, then upon Buyer's receipt of all sums to which it may be entitled under Section 8.1.3(c) and 8.2.1, Buyer shall, at no cost to Seller, promptly execute, acknowledge and deliver to Seller, all within ten (10) days after written request from Seller, a quitclaim deed prepared by Seller at no cost to Buyer and reasonably satisfactory to Buyer, in recordable form, in favor of Seller and any other documents reasonably requested by Seller to remove the cloud on title to the Properties that may exist as the result of the existence of this Agreement or any escrow relating to this Agreement. In the event Buyer fails to so execute and deliver any such document, in addition to any damages payable to Seller pursuant to this Agreement, Buyer shall pay all losses, damages, costs and expenses, including but not limited to Seller's reasonable attorneys' fees, incurred in connection with Buyer's breach of its obligations under this Section 9.13 or the clearing of any such cloud on title.

        9.14 Attorneys' Fees. In the event of any litigation involving the parties to this Agreement to enforce any provision of this Agreement, to enforce any remedy available upon default under this Agreement, or seeking a declaration of the rights of either party under this Agreement, the prevailing parry shall be entitled to recover from the other such attorneys' fees and costs as may be reasonably incurred, including the costs of reasonable investigation, preparation and professional or expert consultation incurred by reason of such litigation. All other attorneys' fees and costs relating to this Agreement and the transactions contemplated hereby shall be borne by the party incurring the same.

        9.15 Brokers. Except as to a fee to be paid by Seller to Fremont Realty Capital, L.L.C., Buyer and Seller each represents and warrants to the other that
(a) it has not dealt with any brokers or finders in connection with the purchase and sale of the Assets and (b) insofar as such party knows, no other broker or other person is entitled to any commission or finder's fee in connection with the purchase and sale of the Assets. Seller and Buyer each agrees to indemnify and hold harmless the other against any loss, liability, damage, cost, claim or expense incurred by reason of any brokerage fee, commission or finder's fee which is payable or alleged to be payable to any broker or finder because of any agreement, act, omission or statement of the indemnifying party.

        9.16 Manner of Giving Notice. All notices and demands which either party is required or desires to give to the other shall be given in writing by personal delivery, express courier service or by telecopy followed by delivery promptly thereafter of a hard copy to the address or telecopy number set forth below for the respective party, provided that if any party gives notice of a change of name, address or telecopy number notices to that party shall thereafter be given as demanded in that notice. All notices and demands so given shall be effective upon receipt by the party to whom notice or a demand is being given.

        To Seller:           The Hillsdale Group, L.P.
                             1199 Howard Avenue, Suite 200
                             Burlingame, California 94010-4227
                             Attention:  Mr. Richard Stein
                             Telephone:  (415) 348-6783
                             Facsimile:  (415) 348-6853

                             with a copy to:

                             Fremont Realty Capital
                             50 Fremont, Suite 3500
                             San Francisco, CA 94105
                             Attention:  Mark H. Simpson
                             Telephone:  (415) 284-8160
                             Facsimile:  (415) 284-8504

                             with a copy to:

                             The Fremont Group
                             50 Fremont, Suite 3700
                             San Francisco, CA 94105
                             Attention:  General Counsel
                             Telephone:  (415) 284-8700
                             Facsimile:  (415) 512-5121

        To the Buyer:        ARV Assisted Living, Inc.
                             245 Fischer Avenue, Suite D-1
                             Costa Mesa, CA 92626-4539
                             Attention:  Howard Phanstiel
                             Telephone:  (714) 435-4334
                             Facsimile:  (714) 435-7102

                             With copies to:

                             ARV Assisted Living, Inc.
                             245 Fischer Avenue, Suite D-1
                             Costa Mesa, CA 92626-4539
                             Attention:  General Counsel

                             Latham & Watkins
                             650 Town Center Drive, 20th floor
                             Costa Mesa, CA 92626-1925
                             Attn:  David C. Meckler or
                                    Joseph I. Bentley
                             Telephone:  (714) 540-1235
                             Facsimile:  (714) 755-8290

        9.17 Survival. Except as may be otherwise specified in this Agreement the representations or warranties of Seller made in this Agreement shall survive the Closing for a period of twelve (12) months only. All other indemnities contained in this Agreement or in the Deeds or other assignments, bills of sale or exhibits or schedules thereto executed and delivered by Buyer and Seller at the Closing shall survive the Closing and the consummation of the purchase and sale of the Assets.

        9.18 Assignment. Except as otherwise provided in this Agreement, neither Buyer nor Seller may assign its interest in this Agreement or any rights or obligations hereunder without the prior written consent of the other party; provided, that Buyer without such consent may assign all such interest, rights and obligations to any affiliated entity controlled, controlling or under common control with Buyer which shall assume all such obligations and liabilities hereunder, but without releasing Buyer therefrom without Seller's prior written consent.

        9.19 Noncompetition. As an inducement for Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, during the one-year period from and after the Closing Date Andrew V. Bradley, Jr., Chief Development Officer and Richard B. Stein, Chief Executive Officer (individually and collectively, the "Stakeholder") shall not, individually or collectively:

               (a) Solicit for employment any Employee who is employed by Buyer at the Closing; provided, however, the foregoing prohibition shall not prohibit a Stakeholder from hiring any such Employee who (i) initiates discussions regarding such employment without any direct or indirect solicitation by a Stakeholder, (ii) responds to any general solicitations by a Stakeholder, such as advertisements for employment published in newspapers or magazines, or (iii) has been terminated by Buyer prior to commencement of employment discussions with a Stakeholder; or

               (b) Solicit owners of the Leased and Managed Properties with respect to the purchase or management of any of such Properties, provided, however, the foregoing prohibition shall not prohibit a Stakeholder from soliciting an owner regarding the purchase or management of such a Property if it is generally known to the public that such Property is for sale or that the owner of the Property is seeking to sell the Property or seeking new management.

               The Stakeholders each acknowledge that Buyer has legitimate protectable business interest at stake and that breach of this covenant could harm Buyer and that the restrictions and prohibitions contained in this covenant are reasonable.

               Notwithstanding the foregoing, the foregoing provisions shall not apply with respect to Seller's activities at Woodside Terrace or at Encino Hills unless and until the Woodside Terrace Closing and the Encino Hills Closing occurs.

        9.20 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the last day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in California, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The last day of any period of time described herein shall be deemed to end at 6:00 p.m. California time.

               IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

"HILLSDALE"         The Hillsdale Group, L.P.,
                    a California limited partnership

                        By:    Hillsdale Advisors, L.L.C., its general partner

                               By:    FremontGroup, L.L.C., its managing member





"BUYER":            ARV Assisted Living, Inc.
                    a California corporation

                               /s/ Sheila M. Muldoon
                               -------------------------------------------------

                               By:
                                  ----------------------------------------------
                                  Sheila M. Muldoon, Vice President



                             /s/ Richard Stein
                             ---------------------------------------------------
                             RICHARD STEIN, as to Section 9.19 only


                             /s/ Andrew Bradley, Jr.
                             ---------------------------------------------------
                             ANDREW BRADLEY, JR., as to Section 9.19 only

                             Woodside Terrace Partners,
                             as to Section 1.4 only


                             By: The Hillsdale Group, L.P.
                                 -----------------------------------------------
                             Its: General Partner
                                  ----------------------------------------------
                             By: /s/ Richard B. Stein
                                 -----------------------------------------------
                             Its: Chief Executive Officer
                                  ----------------------------------------------